EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Universal Security Instruments, Inc. and Subsidiary on Form S-8 (File No. 333-182633) of our report dated July 8, 2021, with respect to our audits of the consolidated financial statements of Universal Security Instruments, Inc. as of March 31, 2021 and 2020 and for the years then ended, which report is included in this Annual Report on Form 10-K of Universal Security Instruments, Inc. and Subsidiary for the year ended March 31, 2021.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

July 8, 2021